UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2013

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-53942
Commission File Number

7170 Glover Drive
Milner, British Columbia, Canada V0X 1T0
(Address of principal executive offices)

Registrant’s telephone number, including area code:
604.888.0420

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT Memorandum of Understanding

On March 4, 2013, the Board of Directors of Urban Barns Foods Inc., a Nevada corporation (the “Corporation”) authorized the execution of that certain memorandum of understanding (the "Memorandum of Understanding") with Daniel Marshall and Thomas Marshall (collectively, the "Local Partner"). The Memorandum of Understanding was executed in order to explore the possibility of establishing growing facilities (the "Project") in Alberta, Canada to offer food security, food safety and traceability of locally grown vegetables, including lettuce, basil, cilantro and spinach for the food service and hospitality sectors and food retailers.

In accordance with the terms and provisions of the Memorandum of Understanding, the Local Partner will: (i) fund and build a custom designed building of approximately 7,500 square feet for controlled environment agriculture capable of the production of plants in any climate (the "Alberta Barn"); (ii) the Local Partner will fund and install a minimum of ten cubic farming growing machines in the Alberta Barn scaling up to twenty machines or more as the market dictates. It is anticipated that the Company and Local Partner will enter into a joint venture agreement whereby all transactions, monies, debt, accounts payable and receivable will flow in and out of the joint venture. In furtherance of the joint venture agreement, the Local Partner will enter into an operational and management contract whereby the Local Partner will be compensated and be responsible for the day-to-day operational duties and shipping; and the Company will be compensated and be responsible for the management of quality control and marketing and sales administration, and to supply ongoing research and development support.

The Memorandum of Understanding will expire May 31, 2013.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1	Memorandum of Understanding between Urban Barns Foods Inc., Thomas Marshall and Daniel Marshall dated March 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 5, 2013	Urban Barns Foods Inc.
(Registrant)

/s/ Jacob Benne
Jacob Benne
President, Chief Executive Officer, Director